NEWS RELEASE

                                                      97-18

[LOGO]                                         CONTACT:
American General Corporation        Robert D. Mrlik
P. O. Box 3247                               Vice President -
Houston, Texas  77253                   Investor Relations
                                                       (713) 831-1137
                                                                  or
                                                      John E. Pluhowski
                                                      Director - Corporate
                                                      Communications
                                                      (713) 831-1149

FOR IMMEDIATE RELEASE

 AMERICAN GENERAL ANNOUNCES SALE OF CREDIT CARD PORTFOLIO

     Houston, June 27, 1997 -- American General Corporation
(NYSE: AGC) today announced that its consumer finance operation, American General Finance, sold its bank credit card portfolio to a wholly owned subsidiary of GE Capital
Services.

     This transaction completes the company's plan announced in February 1997 to dispose of certain non-strategic assets consisting of satellite dish loans and bank credit card loans. The company announced the sale of its satellite dish loan portfolio earlier this month.

     The credit card loans included in the transaction had an aggregate book value of $499 million as of May 31, 1997.
In connection with this sale, the company will take a second quarter after tax charge of approximately $26 million.

     American General Finance, based in Evansville,
Indiana, is a leading provider of home equity and consumer loans. The company ranks among the nation's largest consumer finance companies with a nationwide network of 1,372 branch offices, 2.4 million customer accounts, and finance receivables of $7.5 billion.



     American General Corporation is one of the nation's largest diversified financial services organizations with assets of $75 billion and shareholders' equity of $6.2 billion. Headquartered in Houston, it is a leading provider of retirement services, life insurance, and consumer loans to 12 million customers. American General common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.

     GE Capital Services, with assets of over $227 billion, is a global, diversified financial services company with 27 specialized businesses. A wholly owned subsidiary of General Electric Company, GE Capital Services, based in
Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.